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                                                                    EXHIBIT 10.7


                      TERMINATION OF EMPLOYMENT ARRANGEMENT

                             FOR JOHN G. MCLAUGHLIN


SEVERANCE:        Accrues at 1 month per year of service (currently 18 months --
                  started July 84) to a maximum of 24 months at July 2003.
                  Severance is based on total compensation. The Board of Directors have agreed that a gap, if any, between the end of severance and Age 55 may be bridged with the pension plan. For this situation, the employee would elect to take the value of his pension at Age 55 and reduce it by an actuarial equivalent value to commence it on an earlier date immediately following the end of the severance period.